Exhibit 99.1

N E W S

For Release 5 a.m. PDT
Oct. 4, 2004

Universal Electronics Acquires SimpleDevices,
Extending UEI’s Growing Strength in Digital Media Control
Acquisition Fortifies Company’s Control Technology Designed
For Broadband and WiFi-Enabled Homes

CYPRESS, Calif. — Oct. 4, 2004 — Leading wireless control technology provider Universal Electronics Inc. (UEI) (Nasdaq: UEIC) today announced that it has acquired SimpleDevices Inc. for approximately $12.5 million in cash, plus a possible performance-based payment of UEI unregistered common stock, tied to achieving certain future financial objectives. SimpleDevices, a privately held company based in San Mateo, Calif., provides software and firmware solutions that enable devices such as TVs, set-top boxes, stereos, automotive audio systems and other consumer electronic products to wirelessly connect and interact with home networks and interactive services to deliver digital entertainment and information.

“The acquisition of SimpleDevices further builds our strategic vision for delivering seamless digital media connectivity, whether the user is at home, in the car or on the go,” said Paul Arling, UEI’s chairman and chief executive officer. “SimpleDevices’ multimedia connectivity software has an excellent track record with industry-leading customers in the automotive, home entertainment and wireless networking industries. As broadband and wireless become increasingly ubiquitous in the home, our comprehensive connectivity solutions will help consumers make the most of their growing digital media collection.”

Control Solutions for the Broadband Home
 In July, UEI partnered with HP to power the Mobile Media Companion rx3000 series IPAQs with its Nevo™ 2.0 software, allowing consumers complete audio/visual, home and digital media control using their handheld devices. The company’s most well-known product line, the Nevo software suite, is embedded in wireless handheld devices to control audio/visual devices as well as digital media content.

With the acquisition of SimpleDevices, UEI further extends its wireless control and networking technology portfolio. SimpleDevices offers intelligent solutions for customizing, scheduling and synchronizing content delivery to consumer electronic devices, personal computers and cars. The company’s products and services include Universal Plug and Play (UPnP™)-compatible, connected-device software. The company also provides turnkey connected-device hardware reference designs and content service solutions with strategic partners. Customers include Pioneer, Motorola, Philips, Rockford and Gibson. Simple Devices will operate as a subsidiary of Universal Electronics Inc.

“We expect the operating income, including integration costs, of SimpleDevices to almost break even in the fourth quarter of 2004,” said Bernie Pitz, UEI’s senior vice president and chief financial officer. “In 2005, we project that this acquisition will have a mildly accretive impact on Universal Electronics, and we are enthusiastic about the potential for future years.”

About Universal Electronics
 Universal Electronics Inc., based in Southern California, develops firmware and turnkey solutions as well as software designed to enable consumers to wirelessly connect, control and interact with an increasingly complex home environment. The company’s primary markets include original equipment manufacturers (OEMs) in consumer electronics and personal computing, as well as multiple system operators in the cable and satellite subscription broadcasting markets. Over the past 16 years, the company has developed a broad portfolio of patented technologies and the industry’s leading database of home connectivity software that it licenses to its customers, including many leading Fortune 500 companies. In addition, UEI sells its universal wireless control products and other audio/visual accessories through its European headquarters in The Netherlands, and to distributors and retailers in Europe, Asia, Latin America, South Africa and Australia/New Zealand under the One For All® brand name. More information about UEI can be obtained at http://www.uei.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company’s business lines (including those described in this press release) to grow and expand in the manner anticipated by the company’s management; the failure of the company’s customers to grow and expand as anticipated by the company’s management; the domestic and global economic environments’ effect on the company and its customers; the strength of the euro as compared to the U.S. dollar continuing in a manner similar to that experienced in 2003; the growth of, acceptance of and the demand for the company’s products and technologies in the various markets and geographical regions identified in this press release, including the computing, cable, satellite, consumer electronics, retail and interactive TV and home automation industries, not materializing as believed by the company’s management; the company’s inability to add profitable complementary products that are accepted by the marketplace; the continued strength of the company’s balance sheet including the ability to obtain payments from its customers on a timely basis; the inability of the company to continue selling its products or licensing its technologies at higher or profitable margins throughout 2004 and beyond; the failure of the various markets and industries to grow or emerge as rapidly or as successfully as believed by the company’s management; the continued growth of the digital media and broadband market; the inability of the company to obtain orders or maintain its order volume with its new and existing customers; the possible dilutive effect the company’s stock option programs may have on the company’s EPS and stock price; the effect of factors beyond the company’s control that increase the cost of manufacturing and/or delivering the company’s products; the inability of the company to continue to obtain adequate quantities of component parts or secure adequate factory production capacity on a timely basis; and other factors listed from time to time in the company’s press releases and SEC filings. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, press only:
           Stephanie Trussell, Waggener Edstrom, (650) 266-7000, strussell@wagged.com

For more information, financial community:
           Bernie Pitz, Universal Electronics, (714) 820-1000
          Kirsten Chapman, Lippert/Heilshorn & Associates, (415) 433-3777, kirsten@lhai-sf.com